EXHIBIT 4.3

THE SECURITIES EVIDENCED BY THIS PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER.

                                                             Englewood, Colorado

$__________________                                          ___________________
      (Amount)                                                     (Date)

                       ADVANCE DISPLAY TECHNOLOGIES, INC.
              Series E 10% Convertible, Redeemable Promissory Note

     Advance Display Technologies, Inc., a Colorado corporation (the "Company"), for value received hereby promises to pay to _________________ ("Holder"), or registered assigns, the principal sum of ___________________ Dollars ($___________ ), together with accrued interest, at the office of the Company in Englewood, Colorado on _______________.

     Interest shall accrue from the date hereof on the amount of principal from time to time owed on this Note at the rate of __________ (____ %) per annum, payable at maturity.

     This note is one of a series of similar Notes issued by the Company in the total principal amount of $___________ . The Company also has outstanding Series A, Series B, Series C and Series D Notes for an aggregate total of $_____________ . The Notes differ from each other only with regard to the date, principal amount, conversion rate, due date and the Holder.

Conversion

     At the option of the Holder hereof, the principal on this Note or any portion thereof may be converted into Common Stock of the Company at any time prior to maturity, unless the Note is sooner called as set forth below, at a conversion rate of $____________ per share of Common Stock. No fractional shares will be issued in connection with any conversion; shares will be rounded to the next highest number for purposes of determining the conversion rights. All Common Stock to be issued by the Company in conversion of the Notes shall be issued pursuant to an exemption from registration requirements of the 1933 Act, and accordingly, bear the restrictive legend required by Rule 144. If the principal amount of this Note is so converted, accrued interest on this Note to the date of conversion shall be paid in cash on __________ ; provided, however, the Company may elect to pay the interest through issuance of Common Stock at a conversion rate of $____________ per share of Common Stock, either at the date of conversion, or at maturity. In such event, notice of the Company's decision to issue Common Stock in payment of the interest shall be given to the Holders in writing, and the Common Stock shall be issued within a reasonable time thereafter. No interest on interest shall accrue except in the event of default.

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Conversion of this Note shall require surrender of this Note, either for cancellation (if the entire Note is converted) or reissuance in a new principal amount (if a portion is converted).

     The conversion rate may be amended upon the occurrence of certain events. In the event the Company's Common Stock shall be split, combined or reclassified prior to conversion or maturity, the number of shares into which this Note is convertible shall be adjusted accordingly such that the Holder, upon conversion, may obtain the same number of shares to which he would have been entitled prior to such split, combination or reclassification.

     The Holder of the Note may exercise the conversion right by surrendering to the Company or any transfer agent of the Company, the original of this Note, accompanied by written notice specifying the principal amount to be converted. Conversion shall be deemed effective on the date when delivery of notice of an election to convert and the original Note is made and shall be referred to as the "Conversion Date". As promptly as practical thereafter, the Company shall issue and deliver to or upon the written order of such Holder, one or more certificates for the number of full shares of Common Stock to which such Holder is entitled. The Holder shall be deemed a holder of record of the Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the Note, the Company shall issue and deliver to or upon the written order of the Holder, at the expense of the Company, a new Note covering the remaining principal amount unconverted by the Holder.

Redemption

     This Note and others of a similar series may be called for redemption at the option of the Company at any time after ____________ and up to ___________. There is no mandatory redemption or sinking fund obligation with respect to the Notes. If fewer than all of the Notes are called by the Company, the Company will select those Notes to be redeemed pro rata or by lot in such manner as the Board of Directors may determine.

     Upon notice of redemption by the Company, and following expiration of the notice period set forth therein, the Company shall pay the principal amount of the Note, together with interest at the specified rate up to and including the date of payment (the "Redemption Amount"). Following payment of the redemption price, all rights of the Holder under this Note shall be extinguished. Interest on the Notes shall cease to accrue on the date on which payment is actually made. The right of the Holder to receive payment of the principal and accrued interest on the Note shall terminate twelve (12) months from the date of notice set forth herein. Following the expiration of that twelve (12) month period, the Note shall be void and of no further effect.

     Notice of the Company's option to call the Notes shall be sent by or on behalf of the Company by certified mail, postage prepaid, to the Holders of record of all Notes at the respective addresses as they appear on the records of the Company, no less than thirty (30) days prior to the date scheduled for payment. Such notice shall set forth (i) the election of the Company to call the Notes; (ii) the date of payment; (iii) the place or places at which the Notes may be surrendered for payment of the principal thereof; and (iv) stating the name and address of any agent selected by the Company to assist in such payment. Notwithstanding the foregoing provisions, the Company may act as payment agent.

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     If notice of the Company's decision to call the Notes shall have been given as set forth above, the Holder's right to convert the Note into Common Stock shall terminate following expiration of thirty (30) days from the date of notice. For purposes of this paragraph, the date of notice shall be deemed the date such notice was placed in the United States Mail, posted and addressed as set forth above. Notwithstanding the provisions of this paragraph, if the Company shall fail to make payment of the Redemption Amount on the date established for such payment, then each Holder, including the Holder of this Note, shall be entitled to convert into Common Stock up to and including the date of actual payment.

Miscellaneous

     Subject to compliance with applicable Federal and state securities laws, if any, this Note will be transferrable upon its surrender at the office of the Company in Englewood, Colorado, duly endorsed or accompanied by written instrument of transfer in a form which is satisfactory to the Company and duly executed by the Holder thereof or by his attorney, duly authorized in writing. Any Notes issued upon exchange or transfer shall be issuable in like principal amount. No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges in connection with the transfer.

     The Company acknowledges that this Note evidences a business loan, and not a consumer loan nor a consumer-related loan as defined in the Colorado Uniform Consumer Credit Code.

     The Company, all endorsers hereof, and each of them, hereby expressly waive presentment, demand, notice of dishonor, protest, notice of protest and nonpayment, and expressly waive any right or defense of setoff for claims which the Company may have against the Holder.

     No failure on the part of the Holder to exercise, and no delay in exercising any right hereunder shall operate as a waiver of such right; nor shall any single or partial exercise by Holder of any right hereunder preclude the exercise of any other right. The remedies herein provided for are cumulative and not exclusive of any remedies provided by law.

     It is agreed that if this Note is not paid when due or declared due hereunder, and following five (5) days advance written notice by Holder and an opportunity to cure a default, the entire principal and accrued interest thereon shall draw interest at the rate of twelve percent (12%) per annum, and that failure to make any payment or principal or interest when due shall cause the whole Note to become due at once, or the interest to be counted as principal, at the option of the Holder of the Note. The Company agrees to any extension of time of payment and partial payments before, at or after maturity and, in the event that suit is brought to collect this Note or enforce any provision thereof, agrees to pay all reasonable costs of collection, including reasonable attorney's fees.

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     This Note is made in and shall be governed by and interpreted in accordance with the laws of the State of Colorado.


                                          ADVANCE DISPLAY TECHNOLOGIES, INC.
                                          a Colorado corporation



                                          By:
                                          --------------------------------------
                                          Matthew W. Shankle
                                          President